MUTUAL RELEASE AGREEMENT

THIS MUTUAL RELEASE AGREEMENT ("**Agreement**") is entered into as of April 11, 2008 (the "**Effective Date**"), by and between **Maxim TEP, Inc.**, a Texas corporation ("**Maxim**"), and **Dominick F. Maggio**, an individual currently residing in The Woodlands, Texas ("**Maggio**").

WHEREAS, Maxim and Maggio are parties to that certain Letter Agreement, dated as of March 31, 2008, regarding the repayment of certain improper financial benefits received by Maggio during his employment with Maxim;

WHEREAS, concurrently with the execution of this Agreement, Maggio is entering into (1) a Secured Promissory Note pursuant to which Maggio will repay Maxim $300,000.00 and (2) a Pledge and Security Agreement pursuant to which Maggio will provide collateral for his obligations under the aforementioned note;

WHEREAS, in connection with the transactions contemplated by the foregoing whereas clauses, each party wishes to release the other from certain claims;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows, intending to be legally bound:

1. **Mutual Release.**

(a) **Release by Maggio.** Maggio hereby releases and forever discharges Maxim, its affiliates and their respective individual, joint or mutual, past, present and future representatives, affiliates, partners, members, shareholders, controlling persons, officers, directors, employees, agents, attorneys, subsidiaries, successors and assigns (collectively, the "**Maxim Released Parties**"), from any and all current, past or future claims, demands, proceedings (including any action, hearing or litigation brought or conducted before any governmental body or arbitrator), causes of action, orders (including any decision, judgment, order or ruling issued, made or rendered by any court, governmental body or arbitrator), obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or vested, both at law and in equity, which Maggio now has, has ever had or may hereafter have against any Maxim Released Party arising contemporaneously with or prior to the Effective Date on account of Maggio's receipt of improper financial benefits during his employment with Maxim or Maggio's employment with or severance from the company. This release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, gender, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Texas Commission on Human Rights Act, or any other federal, state, or local laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to such matters. Maggio hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Maxim Released Party, based upon any matter purported to be released hereby.

(b) **Release by Maxim.** Subject to sub-section (c) below, Maxim hereby releases and forever discharges Maggio and his successors and assigns (collectively, the "**Maggio Released Parties**"), from any and all current, past or future claims, demands, proceedings (including any action,

hearing or litigation brought or conducted before any governmental body or arbitrator), causes of action, orders (including any decision, judgment, order or ruling issued, made or rendered by any court, governmental body or arbitrator), obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or vested both at law and in equity, which Maxim now has, has ever had or may hereafter have against any Maggio Released Party arising contemporaneously with or prior to the Effective Date on account of Maggio's receipt of improper financial benefits during his employment with Maxim. Maxim hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Maggio Released Party, based upon any matter purported to be released hereby.

(c) **Revocation of Release**. The release granted by Maxim pursuant to sub-section 1(b) is conditional upon the payment when due of the amounts payable pursuant to the aforementioned Secured Promissory Note. In the event all or some portion of such amounts are not paid when due the release granted by Maxim pursuant to such sub-section shall be revoked and considered null and void.

(d) **No Further Compensation**. In addition to the release and discharge granted pursuant to sub-section 1(a), Maggio hereby fully and forever waives, and releases Maxim and the other Maxim Released Parties from, any claim or demand for additional compensation, reimbursement or other payment of any kind relating in any way to his employment with Maxim; provided that, the waiver and release provided in this sub-section (d) shall not extend to options to purchase common stock of Maxim granted prior to the Effective Date by Maxim as approved by Maxim's board of directors, but which have not yet been memorialized in appropriate documentation and distributed. With respect to any such options which have not been memorialized in appropriate documentation prior to the execution hereof, Maxim agrees to promptly memorialize such options and provide the appropriate documentation to Maggio.

2. No Admission of Liability; Confidentiality. The parties herteo understand and agree that this Agreement shall not in any way be construed as an admission by any party of any unlawful or wrongful acts whatsoever against any other party hereto or any other person. The parties hereto agree to keep this Agreement and its terms completely confidential; provided that, any party may disclose the terms of this Agreement to such party's attorneys, accountants, spouse, or as otherwise required by law, rule or regulation (including the rules and regulation of any stock exchange). Accordingly, nothing in this Section 2 is intended to preclude any party from disclosing information in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel such disclosure or as otherwise may be required by law so long as such party agrees to provide the other party hereto prompt written notice before responding in any manner to any subpoena. Further, each party hereto acknowledges and agrees that nothing in this Agreement prevents any other party from disclosing the terms of this Agreement and filing a copy of this Agreement (a) in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or (b) in response to a request by a governmental law enforcement agency or federal or state agency giving jurisdiction over the acts or activities of such party or its subsidiaries.

3. Non-Disparagement. Maggio hereby covenants and agrees not to make, produce or publish any oral or written statements about Maxim, any of its affiliates, or any of their respective officers, employees, directors, shareholders, agents or representatives that (a) are slanderous, libelous, defamatory, harmful or disparaging; (b) disclose private or confidential information about any such person; (c) constitute an intrusion into the private lives of any such person; (d) place any such person in a false light before the public; or (e) constitutes a misappropriation of the name of likeness of any such person. A violation or threatened violation of this prohibition may be enjoined by the courts and Maggio shall be responsible for the reasonable fees and expenses of Maxim and its affiliates in connection with any such court proceeding that is successful. The rights afforded Maxim and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

4. **Entire Agreement; Amendment; Binding Effect.** This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Each party acknowledges and represents that in executing this Agreement such party did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by any other party hereto or such other party's affiliates, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).

5. **Return of Property.** Immediately following the execution hereof, Maggio will promptly return to Maxim all confidential information, documents, files, records and tapes (written or electronically stored) in his possession or control regarding Maxim and Maggio will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials. Maggio further agrees to immediately return to Maxim any company property, including, without limitation, keys, equipment, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by Maxim or myself on behalf of Maxim.

6. **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

7. **Remedies.** Each party (a) acknowledges that a remedy at law for any breach or attempted breach of Maggio's obligations under Sections 2 or 3 may be inadequate, (b) agrees that Maxim may be entitled to specific performance or injunctive and other equitable remedies in the case of any such breach or threatened breach, and (c) agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

8. **Severability.** If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9. **Counterparts.** This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the Effective Date.

MAXIM TEP, INC.

By: [signature], PRESIDENT
Name:
Title:

[signature]
Dominick F. Maggio

SECURED PROMISSORY NOTE

$300,000.00
The Woodlands, Texas

April 11, 2008

FOR VALUE RECEIVED, the undersigned, **DOMINICK F. MAGGIO** ("**Maker**"), an individual residing at 2205 Riva Row, Suite 2113, The Woodlands, TX 77380, hereby unconditionally promises to pay to the order of **MAXIM TEP, INC.,** a Texas corporation ("**Payee**"), with its principal offices located at 9400 Grogan's Mill Road, Suite 205, The Woodlands, Texas 77380, or such other address given to Maker by Payee, the principal sum of THREE HUNDRED THOUSAND DOLLARS AND 00/100 ($300,000.00), in lawful money of the United States, together with interest (calculated on the basis of a 360-day year) on the unpaid principal balance from the date hereof until maturity (or acceleration of maturity) at the rate of eight percent (8%) per annum. All past due principal and interest shall bear interest from the date past due until paid at a rate of fifteen percent (15%)

1. Definitions. When used in this Note, the following terms shall have the respective meanings specified herein or in the Section referred to:

"**Business Day**" means any day other than a Saturday, a Sunday, or a holiday on which banks in the State of Texas are closed.

"**Default**" has the meaning ascribed to it in Section 5 hereof.

"**Maximum Rate**" means, with respect to the holder hereof, the maximum non-usurious rate of interest which, under all applicable legal requirements, such holder is permitted to contract for, charge, take, reserve, or receive on this Note. If the laws of the State of Texas are applicable for purposes of determining the "*Maximum Rate*," then such term means the "*weekly ceiling*" from time to time in effect under *Texas Finance Code §303.001*, as amended, as limited by *Texas Finance Code §303.009*.

"**Note**" means this Secured Promissory Note.

"**Pledge**" means that certain Pledge and Security Agreement, dated of even date herewith, by and between Mr. Robert Sepos and Payee.

"**Release**" means that certain Mutual Release Agreement, dated of even date herewith, by and between Maker and Payee.

2. Payment. The principal and accrued interest on this Note shall be due and payable on December 1, 2008. All payments of principal and interest of this Note shall be made by Maker to Payee in immediately available funds. Payments made to Payee by Maker hereunder shall be applied first to accrued interest and then to principal.

Should the principal of this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension.

3. Security. The payment of this Note is secured by the Pledge.

4. Waivers. Maker and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable upon this Note, jointly and severally waive presentment, demand,

protest, notice of protest and non-payment or other notice of default, notice of acceleration, and intention to accelerate, or other notice of any kind, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise, shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

5. **Default and Remedies.**

(a) A "**Default**" shall exist hereunder if any one or more of the following events shall occur and be continuing: (i) Maker shall fail to pay when due any principal of, or interest upon, this Note; (ii) default shall occur in the performance of any of the covenants or agreements of Maker contained herein or in the Release or the Pledge; (iii) this Note shall cease to be a legal, valid, binding agreement enforceable against Maker in accordance with its terms or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby; (iv) Maker shall (A) apply for or consent to the appointment of a receiver, trustee, intervenor, custodian or liquidator of itself or of all or substantially all of its assets, (B) be adjudicated a bankrupt or insolvent or file a voluntary petition for bankruptcy or admit in writing that it is unable to pay its debts as they become due, (C) make a general assignment for the benefit of creditors, (D) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, or (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or take corporate action for the purpose of effecting any of the foregoing; (v) an order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of Maker or appointing a receiver, trustee, intervenor or liquidator of any such person, or of all or substantially all of its or their assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; or (vi) any final judgment(s) for the payment of money shall be rendered against Maker and such judgment or judgments shall not be satisfied or discharged at least ten (10) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgments.

(b) If Maker fails or refuses to pay any part of the principal of or interest upon this Note as the same become due, or upon the occurrence of any Default hereunder or a default under the terms of the Pledge, then in any such event Payee may, at its option, (i) declare the entire unpaid balance of principal and accrued interest of the Note to be immediately due and payable without presentment or notice of any kind, (ii) reduce any claim to judgment, and/or (iii) pursue and enforce any of Payee's rights and remedies under the Pledge or available pursuant to any applicable law or agreement.

6. **Voluntary Prepayment.** Maker reserves the right to prepay the outstanding principal balance of, and all accrued but unpaid interest on, this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayment shall be applied first to accrued but unpaid interest and then to principal.

7. **Usury Laws.** It is the intention of Maker and Payee to conform strictly to applicable usury laws. Regardless of any provisions contained in this Note, the Payee shall never be deemed to have contracted for or be entitled to receive, collect, or apply as interest on the Note, any amount in excess of the Maximum Rate permitted by applicable law, and, in the event Payee ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, then any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense, fee, or premium, rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term.

8. **Costs.** If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership or other court proceedings, Maker agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys' fees, including all costs of appeal.

9. **Notices.** Any notice that may be given by either Maker or Payee shall be in writing and shall be deemed given upon the earlier of the time of receipt thereof by the person entitled to receive such notice, or if mailed by registered or certified mail or with a recognized overnight mail courier upon two (2) days after deposit with the Post Office of the United States or one (1) day after deposit with such overnight mail courier, if postage is prepaid and mailing is addressed to Maker or Payee, as the case may be, at the following addresses, or to a different address previously given in a written notice to the other party:

To Maker:	Mr. Dominick F. Maggio 2205 Riva Row, Suite 2113 The Woodlands, TX 77380 Telephone: [8324444150 Facsimile: [ ]
To Payee:	Maxim TEP, Inc. 9400 Grogan's Mill Road, Suite 205 The Woodlands, Texas 77380 Attention: President & CEO Telephone: (281) 466-1530 Facsimile: (281) 466-1531

10. **GOVERNING LAW. THIS INSTRUMENT AND ALL ISSUES AND CLAIMS ARISING IN CONNECTION WITH OR RELATING TO THE INDEBTEDNESS EVIDENCED HEREBY SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.**

11. **ENTIRETY. THE PROVISIONS OF THIS NOTE MAY BE AMENDED OR REVISED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY MAKER AND PAYEE. THIS NOTE, THE PLEDGE AND THE RELEASE EMBODIES THE FINAL, ENTIRE**

AGREEMENT OF MAKER AND PAYEE AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

12. WAIVER OF JURY TRIAL. MAKER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, INTENTIONALLY, IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FOREGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR THE PLEDGE.

13. Assignment. Maker and Payee agree that that Payee may assign all payments under this Note and all of its rights and obligations under this Note. Except as set forth in the immediately preceding sentence, neither this Note nor any rights or obligations under it are assignable without the express written consent of Maker and Payee.

14. Parties in Interest. This Note shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns, and nothing in this Note, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Note.

EXECUTED this 11 day of April, 2008.

MAKER:

Dominick F. Maggio [signature]

Dominick F. Maggio